Exhibit 99.1

GeoMet Announces the Appointment of Tony Oviedo to Vice President,

Chief Accounting Officer and Controller

Houston, Texas – November 12, 2007…GeoMet, Inc. (NASDAQ: GMET) announced the appointment by its Board of Directors of Tony Oviedo to Vice President, Chief Accounting Officer and Controller effective November 9, 2007.

Mr. Oviedo has been the financial reporting manager for the Company since March 2006. Mr. Oviedo has over 26 years of energy experience with both private and public companies. Prior to joining GeoMet, he was Compliance Director at Resolution Performance Products, LLC. Mr. Oviedo is a certified public accountant and holds a bachelors degree with a concentration in accounting and tax from the University of Houston.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged primarily in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information, please visit the Company’s web site at www.geometinc.com or contact Steve Smith at (713) 287-2251 or ssmith@geometcbm.com.

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